Exhibit 99

Contact: William J. Small Chairman, President and CEO First Defiance Financial Corp. 601 Clinton Street Defiance, OH 43512 (419) 782-5015 Email: fdef@first-fed.com

FOR RELEASE NOVEMBER 7, 2011

First Defiance Financial Corp. Pays Quarterly Dividend

Dividend will be payable December 1, 2011

Defiance, OH (November 7, 2011) – First Defiance Financial Corp. (NASDAQ: FDEF) announced today that its Board of Directors has received permission from regulators to pay a cash dividend of $0.05 per common share payable December 1, 2011 to shareholders of record at the close of business on November 15, 2011. The dividend represents an annual yield of 1.4 percent based on First Defiance common stock closing price on November 4th, 2011.

“Our Board felt it was the correct time to request the dividend payment,” said William J. Small, Chairman, President and CEO of First Defiance Financial Corp. “The decision was made after careful consideration and review of our financial performance over the past two years and our ability to strengthen our capital position during these challenging times. First Defiance has consistently remained profitable in an unstable economic environment, and we are optimistic about the future of the Company. As we have stated in the past, it is our intention to pay dividends to our shareholders, but we must be prudent in our dividend policy and react to changes in the economic and regulatory environment”.

First Defiance Financial Corp. is the holding company for First Federal Bank of the Midwest and First Insurance Group of the Midwest, Inc. First Federal Bank is a community bank serving northwest Ohio, southeast Michigan and northeast Indiana where it currently operates 33 banking centers. First Insurance Group is a full line insurance agency with six offices in northwest Ohio.

First Defiance has approximately 9,725,634 common shares outstanding.

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